Exhibit 4.1

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of April 12, 2021 (this “Joinder”), to the Guaranty Agreement referred to below is entered into by and among CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “Borrower”), the entity party hereto as a New Subsidiary (the “New Subsidiary”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”) under the Credit Agreement referred to below.

Statement of Purpose

Reference is hereby made to that certain Credit Agreement dated as of October 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Consolidated Communications Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders who are or may become party thereto (the “Lenders”) and the Administrative Agent.  In connection with the Credit Agreement, Holdings, certain Subsidiaries of the Borrower and the Administrative Agent have entered into the Guaranty Agreement referred to therein.

The New Subsidiary is a Wholly Owned Domestic Subsidiary of the Borrower.  Pursuant to Section 5.16 of the Credit Agreement, each Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) will execute, among other documents, this Joinder in order to become a Guarantor under the Guaranty Agreement. It is a condition precedent to the obligation of the Lenders and the Issuing Banks to continue to make their respective extensions of credit to the Borrower under the Credit Agreement that the New Subsidiary shall have executed and delivered this Joinder to the Administrative Agent, for the ratable benefit of the Secured Parties.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1.Guaranty Agreement Supplement.
(a)The New Subsidiary hereby agrees that by execution of this Joinder it is a Guarantor under the Guaranty Agreement as if a signatory thereof on the Closing Date, and the New Subsidiary (i) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty Agreement and (ii) hereby makes each representation and warranty set forth in the Guaranty Agreement as of the date hereof.
(b)The Borrower and the New Subsidiary hereby agree that each reference to a “Guarantor” or the “Guarantors” in the Credit Agreement, the Guaranty Agreement and the other Loan Documents shall include the New Subsidiary, and each reference to the “Guaranty Agreement” or “Guaranty” as used therein shall mean the Guaranty Agreement as supplemented hereby.
Section 2.Effectiveness.  This Joinder shall become effective upon receipt by the Administrative Agent of an originally executed counterpart hereof by the Administrative Agent, the Borrower and the New Subsidiary.
Section 3.General Provisions.
(a)Limited Effect.  Except as expressly provided herein, the Guaranty Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect.  This Joinder shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Guaranty Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Guaranty Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.  References in the Guaranty Agreement to “this Guaranty Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the “Guaranty Agreement” shall be deemed to be references to the Guaranty Agreement as modified hereby.
(b)Costs and Expenses.  The Borrower and each other Loan Party, jointly and severally, shall pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Joinder including, without limitation, the reasonable fees and disbursements of counsel.
(c)Counterparts.  This Joinder may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Joinder by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Joinder.
(d)Definitions.  Capitalized terms used and not defined herein shall have the meanings given thereto in the Guaranty Agreement or the applicable Loan Document referred to therein.
(e)GOVERNING LAW.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF the undersigned hereby cause this Agreement to be executed and delivered as of the date first above written.

NEW SUBSIDIARY:

Consolidated Communications of PENNSYLVANIA Company, LLC

By: /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer and Treasurer

BORROWER:

CONSOLIDATED COMMUNICATIONS, INC., as Borrower

By:  /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer and Treasurer

[Signature Page to Joinder No. 2 to Guaranty Agreement]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:  /s/ Paul Ingersoll
Name: Paul Ingersoll
Title: Director

[Signature Page to Joinder No. 2 to Guaranty Agreement]